Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

November 19, 2009	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS 3Q AND YEAR-TO-DATE 2009 FINANCIAL RESULTS

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its third quarter and first nine months ended October 31, 2009.

Third Quarter of 2009

For the third quarter of 2009, the Company’s net earnings were $3.2 million or $0.07 per diluted share as compared to a net loss of $(14.1) million or $(0.34) per diluted share in 2008. Net sales decreased 9.6 percent to $270.2 million for the third quarter of 2009 from $298.8 million for the third quarter of 2008. Comparable store sales for the third quarter of 2009 decreased 6.2 percent from the same period a year ago.

Gross profit increased to $69.6 million or 25.8 percent of sales in the third quarter of 2009 compared to $67.5 million or 22.6 percent of sales in the same period last year. The gross profit rate increased primarily from increased markup and decreased markdowns, somewhat offset by a higher occupancy expense rate due to lack of sales leverage.

Selling, general and administrative (SG&A) expenses were $73.3 million or 27.1 percent of sales as compared to $93.5 million or 31.3 percent of sales during the same period last year. The $20.2 million decrease in SG&A resulted primarily from reduced operating expenses in the stores and in the corporate office, as well as lower advertising, store closing and depreciation expense.

During the third quarter, we reversed a portion of our valuation allowance for deferred tax assets as a result of a tax accounting method change and decreased our estimated annual effective tax rate due to changes in book/tax differences which resulted in favorable adjustments. If these favorable tax adjustments had not been recorded during this period, third quarter and year-to-date 2009 earnings would have been $2.5 million ($0.05 per diluted share) lower.

First Nine Months of 2009

For the first nine months of 2009, the Company’s net earnings were $20.8 million or $0.47 per diluted share as compared to a net loss of $(15.1) million or $(0.37) per diluted share for the same 2008 period. Net sales decreased 8.9 percent to $877.3 million for the nine months ended October 31, 2009 from $962.6 million for the same nine months in 2008. Comparable store sales for the first nine months of the year decreased 6.3 percent from the 2008 period to the 2009 period.

Gross profit increased to $241.9 million or 27.6 percent of sales in the first nine months of 2009 compared to $239.3 million or 24.9 percent of sales in the same period last year. The gross profit rate increased primarily from increased markup and decreased markdowns, somewhat offset by higher occupancy expense rate due to lack of sales leverage.

SG&A expenses were $227.4 million or 25.9 percent of sales as compared to $277.6 million or 28.8 percent of sales during the same period last year. The $50.2 million decrease in SG&A resulted primarily from reduced operating expenses in the stores and in the corporate office, as well as lower advertising, store closing and depreciation expense.

“We are pleased to report a profitable quarter despite continued challenging sales trends,” noted David H. Stovall, Jr., president and chief executive officer, “Our bottom line continues to benefit from lowered overall inventory levels, less clearance, reduced markdowns and lowered expenses.”

“Our challenge remains improving top line sales in a time when the customer appears determined to reduce her purchases,” Stovall continued. “We enter the holiday selling season focused on enticing the customer with fashion-right merchandise at compelling prices, special promotions, and a great in-store experience. Our plan in this highly competitive retail environment is to maximize our opportunities for the holiday selling season and to end the season with clean inventory, and positioned for an optimal start to 2010.”

Store network update

One new store opened and four stores were closed during the third quarter, resulting in 267 stores in operation at October 31, 2009 as compared to 279 at the same time last year. We have completed our store closing/opening activity for 2009.

Conference Call

A conference call for institutional analysts to discuss these results will be held at 10 a.m. ET today, Thursday, November 19, 2009. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through November 27, 2009.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices up to 60 percent off department and specialty store original prices, every day. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to general economic conditions including continued uncertainty in the financial and credit markets

•	the effectiveness of advertising, marketing and promotional strategies

•	intense competition from other retailers

•	changing preferences in apparel

•	access to additional capital at favorable terms, if required

•	ability to successfully negotiate advantageous lease terms with current landlords

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	seasonality, including the importance of the holiday selling season

•	disruption of the Company’s distribution system

•	acts of terrorism

•	fluctuation in results could negatively impact stock price

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share data)

	October 31, 2009	January 31, 2009	November 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$59,219	$88,903	$64,834
Trade and other receivables	10,000	9,011	7,754
Inventories	253,658	207,139	306,030
Income taxes receivable	-	24,439	18,482
Prepaid expenses and other current assets	13,806	12,089	14,553

Total current assets	336,683	341,581	411,653
Property and equipment, net	76,624	86,321	105,629
Other assets	16,622	21,988	29,368

Total assets	$429,929	$449,890	$546,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,479	$55,683	$100,019
Accrued liabilities	79,963	79,794	77,438
Income taxes payable	226	-	-

Total current liabilities	198,668	135,477	177,457
Notes payable to banks	-	100,000	100,000
Other liabilities	20,146	28,063	28,926

Total liabilities	218,814	263,540	306,383
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 42,843,900, 42,655,544 and 42,332,941 shares issued and outstanding, respectively	428	427	423
Additional paid-in capital	13,963	9,986	8,514
Retained earnings	195,961	175,152	231,330
Accumulated other comprehensive income	763	785	-

Total stockholders’ equity	211,115	186,350	240,267

Total liabilities and stockholders’ equity	$429,929	$449,890	$546,650

Stein Mart, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended October 31, 2009	13 Weeks Ended November 1, 2008	39 Weeks Ended October 31, 2009	39 Weeks Ended November 1, 2008
Net sales	$270,209	$298,815	$877,280	$962,566

Cost of merchandise sold	200,608	231,351	635,400	723,234

Gross profit	69,601	67,464	241,880	239,332

Selling, general and administrative expenses	73,330	93,525	227,406	277,587

Other income, net	4,887	4,954	14,194	16,257

Income (loss) from operations	1,158	(21,107)	28,668	(21,998)

Interest income (expense), net	10	(519)	(248)	(1,091)

Income (loss) before income taxes	1,168	(21,626)	28,420	(23,089)

Income tax benefit (provision)	2,031	7,508	(7,611)	7,966

Net income (loss)	$3,199	$(14,118)	$20,809	$(15,123)

Net income (loss) per share:

Basic	$0.07	$(0.34)	$0.49	$(0.37)

Diluted	$0.07	$(0.34)	$0.47	$(0.37)

Weighted-average shares outstanding:

Basic	41,883	41,410	41,780	41,323

Diluted	44,251	41,410	43,344	41,323

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	39 Weeks Ended October 31, 2009	39 Weeks Ended November 1, 2008
Cash flows from operating activities:
Net income (loss)	$20,809	$(15,123)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,476	19,027
Impairment of property and other assets	726	475
Change in valuation allowance for deferred tax assets	(5,781)	-
Deferred income taxes	6,067	(584)
Store closing charges	1,675	3,810
Share-based compensation	3,024	2,836
Tax benefit from equity issuances	255	-
Excess tax benefits from share-based compensation	(198)	-
Changes in assets and liabilities:
Trade and other receivables	(989)	4,618
Inventories	(46,519)	(43,534)
Income taxes receivable	24,439	(4,379)
Prepaid expenses and other current assets	(1,717)	(690)
Other assets	3,368	1,898
Accounts payable	62,796	22,895
Accrued liabilities	683	872
Income taxes payable	226	-
Other liabilities	(8,522)	(1,906)

Net cash provided by (used in) operating activities	74,818	(9,785)

Cash flows from investing activities:
Capital expenditures	(5,399)	(13,924)

Net cash used in investing activities	(5,399)	(13,924)

Cash flows from financing activities:
Borrowings under notes payable to banks	57,250	625,860
Repayments of notes payable to banks	(157,250)	(552,993)
Excess tax benefits from share-based compensation	198	-
Proceeds from exercise of stock options	691	-
Proceeds from employee stock purchase plan	96	548
Repurchase of common stock	(88)	(17)

Net cash (used in) provided by financing activities	(99,103)	73,398

Net (decrease) increase in cash and cash equivalents	(29,684)	49,689
Cash and cash equivalents at beginning of year	88,903	15,145

Cash and cash equivalents at end of period	$59,219	$64,834